Exhibit 99.J
Consent of Independent Registered Public Accounting Firm
The Board of Trustees of FaithShares Trust:
We consent to the use of our reports for the FaithShares Baptist Values Fund, FaithShares Catholic Values Fund, FaithShares Christian Values Fund, FaithShares Lutheran Values Fund, and FaithShares Methodist Values Fund, each a series of FaithShares Trust (the “Trust”), dated December 3, 2009, included within the statement of additional information, and to the references to our firm under the heading “Independent Registered Public Accounting Firm” in the statement of additional information.
/s/ KPMG LLP
Philadelphia, Pennsylvania
December 3, 2009